Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2025 relating to the financial statements of Clarus Corporation and the effectiveness of Clarus Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clarus Corporation for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

August 5, 2025